United States securities and exchange commission logo





                     August 5, 2021

       Bala Venkataraman
       Chief Executive Officer
       Amplitude Healthcare Acquisition Corp
       1177 Avenue of the Americas, FI40
       New York, NY 10036

                                                        Re: Amplitude
Healthcare Acquisition Corp
                                                            Amendment No. 1 to
Form 10-K for the Fiscal Year Ended December 31, 2020
                                                            Filed May 24, 2021
                                                            File No. 001-39138

       Dear Mr. Venkataraman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Christopher D
Barnstable-Brown, Esq